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SYNOVUS(C)
FINANCIAL CORP.               NEWS RELEASE
                              -------------------------------------------------

For Immediate Release

Contact:  Kathleen Moates                        Patrick A. Reynolds
          Deputy General Counsel                 Director of Investor Relations
          (706) 649-4818                         (706) 649-4973

                     Synovus Renews Shareholder Rights Plan

     Columbus, Ga., April 27, 1999 -- Synovus Financial Corp. (NYSE, "SNV"), the multi-financial services company based in Columbus, Ga., today announced that its Board of Directors has renewed its Shareholder Rights Plan to take effect when the existing plan expires on May 4, 1999. Synovus is not adopting the new plan in response to any known effort to acquire the company, but rather to assure that all Synovus shareholders receive fair and equal treatment in the event of any unsolicited attempt to acquire the company.

     Under the new plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock of Synovus held by shareholders of record at the close of business on May 4, 1999. Each Right will entitle shareholders to buy, upon occurrence of certain events, one share of common stock for $225.

     The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of Synovus' common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 15 percent or more of Synovus' common stock.

     Under certain circumstances the new Rights are redeemable at a price of $.001 per Right and will expire on May 5, 2009.

     Synovus Financial Corp. (Syn o vus) is a $10.6 billion asset, multi-financial services company composed of 36 banks serving communities throughout the Southeast; an 80.8% ownership of Total System Services, Inc. (NYSE - "TSS"), one of the world's largest credit, debit, commercial and private-label card processing companies; Synovus Trust Company, Synovus Securities, Inc., and Synovus Mortgage Corp. Synovus' Internet address is www.synovus.com.


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